Exhibit 99.1

FOR IMMEDIATE RELEASE

ASPEN INSURANCE HOLDINGS REPORTS RECORD
NET INCOME FOR THE FOURTH QUARTER
AND TWELVE MONTHS

•	Full year net income of $489 million and fourth quarter net income of $135 million, up 29.3% on 2006 and 13.1% over the same quarter last year.

•	Full year net investment income of $299 million and fourth quarter net investment income of $80 million, up 46.3% on 2006 and 28.1% over the same quarter last year.

•	Book value per share of $27.95, up 25.1% on 2006.

•	EPS of $5.11 for 2007 up 36% on 2006 and $1.44 for the quarter up 20% on the fourth quarter of 2006.

•	Operating ROE of 21.1% for the twelve months and annualized 23.2% for the quarter.

•	Combined ratio for the twelve months of 83.0% and 79.4% for the quarter.

HAMILTON, BERMUDA, February 6, 2008 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported net income for the fourth quarter of 2007 of $135.2 million, or $1.44 per diluted ordinary share, an increase of 20% over the same quarter last year. Diluted operating income per share is $1.47 compared to $1.22 in the fourth quarter of 2006. The combined ratio was 79.4%, compared to 76.8% in the prior year period. Annualized operating return on average equity increased to 23.2% from 22.8% in the fourth quarter of 2006. Book value per share increased 25.1% to $27.95.

Fourth Quarter Financial Highlights

($ in millions, except per share amounts and percentages)

(Unaudited)

	Q4 2007	Q4 2006	Change
Gross written premium	$305.0	$286.9	6.3%
Net earned premium	$423.7	$415.3	0.2%
Net investment income	$80.3	$62.7	28.1%
Net income	$135.2	$119.5	13.1%
Combined ratio	79.4%	76.8%
Annualized operating return on average equity	23.2%	22.8%
Net earnings per share	$1.44	$1.20	20.0%
Book value per share	$27.95	$22.35	25.1%

Full Year Financial Highlights

($ in millions, except per share amounts and percentages)

(Unaudited)

	2007	2006	Change
Gross written premium	$1,818.5	$1,945.5	(6.5)%
Net earned premium	$1,733.6	$1,676.2	3.4%
Net investment income	$299.0	$204.4	46.3%
Net income	$489.0	$378.1	29.3%
Combined ratio	83.0%	82.4%
Operating return on average equity	21.1%	18.4%
Net earnings per share	$5.11	$3.75	36.3%

Chris O’Kane, Chief Executive Officer, commented, ‘‘For the fourth quarter and full year 2007, Aspen delivered record net income and earnings per share.  These outstanding results reflect that all areas of the Company are executing in-line with our strategy to diversify and leverage our underwriting platforms, and generate strong consistent results from our investment portfolio. We are well positioned for the softening markets in 2008 and expect to continue delivering value for our shareholders.’’

2007 Operating Highlights

•	AM Best announced an upgrade of Aspen’s Bermuda operation, Aspen Insurance Limited, to a financial strength rating of ‘‘A’’ and affirmed the U.K. operation’s rating as ‘‘A’’, both with a ‘‘Stable’’ outlook.

•	Net investment income for the year was $299 million, up 46.3% on last year with the Funds of Hedge Funds producing an 11.4% return over the year.

•	Assets under management increased to $5.9 billion at the end of 2007 from $5.2 billion at the end of 2006.

•	Cash flows from operating activities increased from $723 million in 2006 to $774 million in 2007.

•	Limited catastrophe losses for the year of $77 million, including $18 million of losses resulting from the California wildfires in the fourth quarter.

•	Following the $50 million share buyback in the third quarter, Aspen completed the final $50 million tranche in the fourth quarter. This completes the $300 million buyback program authorized by the Board in November 2006.

•	During 2007, Aspen continued to implement its successful diversification strategy across business lines and geographies, with new initiatives including entry into Political Risk, Global Excess Casualty and Professional Liability insurance markets, and the establishment of operating platforms in Zurich and Dublin.

2007 Business Segment Highlights

In the third quarter of 2007, the Company announced a change in the composition of its business segments to reflect the manner in which the business is managed. The new segments are Property Reinsurance, Casualty Reinsurance, International Insurance, and U.S. Insurance. A summary of the operating highlights for each of these segments is presented below.

Property Reinsurance Segment

The Property Reinsurance segment finished the year with a strong quarter recording a combined ratio of 74.8% compared with 80.1% last year, with the only substantial loss of $18 million attributable to the California wildfires. The full year combined ratio improved to 72.6% from 79.2% in 2006. In 2006, there were virtually no catastrophic events whereas 2007 has produced losses from Windstorm Kyrill, U.K. floods and the California wildfires. While not insignificant, losses from these events were comfortably within the initial catastrophe loss guidance of $135 million for the year. The loss ratio for the year was 39.7% versus 43.2% last year, and gross written premium fell by only 3% to $602 million despite pressure on prices.

Casualty Reinsurance Segment

Casualty Reinsurance finished the year with a combined ratio of 94.6% compared with 83.4% in the prior year reflecting increased loss experience and lower rate levels. In addition, 2006 included favorable reserve development of $60 million compared with $32 million in 2007.

International Insurance Segment

The International Insurance segment covers a wide range of classes of business with the overall combined ratio for the year of 80.7% compared with 79.1% last year. 2007 includes some moderate-sized losses in both the marine and aviation books, offset by strong prior year releases within the U.K. liability account from 2006 and prior years. In the fourth quarter of 2007, the new lines, excess casualty and professional liability, began contributing to the top line with increased contributions from all new teams and distribution platforms expected in 2008.

U.S. Insurance Segment

The U.S. Insurance operation has been strategically repositioned in 2007 against the backdrop of challenging market conditions in both the casualty and property lines. Full year combined ratio of 98.3% compared favorably to 111.4% last year and the segment moved from an underwriting loss of $12 million last year to a profit of $2 million in 2007. A reshaping of the property book in particular lowered gross written premium by 20% to $123 million.

Share Repurchase Program

On February 6, 2008, Aspen’s Board authorized a new buyback program for up to $300 million of ordinary equity. The authorization covers the next two years and more details of the timing of these buybacks will be provided as the year progresses.

Outlook for 2008

The Company expects a challenging pricing environment to continue in 2008. Given the prevailing market conditions and anticipated trading performance, the Company expects to report an ROE (return on average equity) in the range of 14% to 17% for 2008 assuming normal loss experience.

Earnings conference call

Aspen will hold a conference call February 7th, 2008 at 9:30am (Eastern Time).

Dial in details:     +1 888-459-5609: (toll-free domestic U.S.) or +1 973-321-1024 (international)
conference ID: 30154447.

A replay of the call will be available for 10 days starting immediately following the live call, and can be accessed at +1 800-642-1687 (toll-free domestic U.S.) or +1 706-645-9291 (international); digital pin: 30154447.

The live call and a replay can also be heard via Aspen’s website at www.aspen.bm. In addition, a financial supplement relating to Aspen’s financial results for the fourth quarter 2007 is available in the Investor Relations section of Aspen’s website at www.aspen.bm. A brief slide presentation which will be used for reference during the earnings call will also be available in the Investor Relations section of Aspen’s website.

For more information, please contact:

Investor Contact:
Aspen Insurance Holdings Limited
Tania Kerno, Head of Communications	T: +44 (0) 20 7184 8855
Noah Fields, Head of Investor Relations	T: +1 441-297-9382
European Press Contact:
Citigate Dewe Rogerson
Sarah Gestetner	T: +44 (0) 20 7282 2920
North American Press Contact:
Abernathy MacGregor
Eliza Johnson	T: +1 212-371-5999

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
($ in millions, except per share data)
(Unaudited)

(in US$ millions)	As at December 31, 2007	As at December 31, 2006
ASSETS
Total investments	5,227.3	4,681.1
Cash and cash equivalents	651.4	495.0
Reinsurance recoverables	304.7	468.3
Premiums receivables	669.0	688.1
Other assets	337.8	307.6
Total assets	7,190.2	6,640.1
LIABILITIES
Losses and loss adjustment expenses	2,946.0	2,820.0
Unearned premiums	757.6	841.3
Other payables	419.5	340.1
Long-term debt	249.5	249.4
Total liabilities	4,372.6	4,250.8
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,817.6	2,389.3
Total liabilities and shareholders’ equity	7,190.2	6,640.1
Book value per share	27.95	22.35
Diluted book value per share (treasury stock method)	27.08	21.83

Aspen Insurance Holdings Limited
Summary Consolidated Statements of Income
($ in millions, except share, per share data and ratios)
(Unaudited)

(in US$ millions)	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006
UNDERWRITING REVENUES
Gross written premiums	305.0	286.9	1,818.5	1,945.5
Premiums ceded	(26.0)	(8.8)	(217.1)	(281.9)
Net written premiums	279.0	278.1	1,601.4	1,663.6
Change in unearned premiums	144.7	137.2	132.2	12.6
Net earned premiums	423.7	415.3	1,733.6	1,676.2
UNDERWRITING EXPENSES
Losses and loss expenses	(201.7)	(201.7)	(919.8)	(889.9)
Acquisition expenses	(78.4)	(67.4)	(313.9)	(322.8)
General and administrative expenses	(56.5)	(49.9)	(204.8)	(167.9)
Total underwriting expenses	(336.6)	(319.0)	(1,438.5)	(1,380.6)
Underwriting income	87.1	96.3	295.1	295.6
OTHER OPERATING REVENUE
Net investment income	80.3	62.7	299.0	204.4
Interest expense	(2.9)	(4.4)	(15.7)	(16.9)
Total other operating revenue	77.4	58.3	283.3	187.5
Other income (expense)	(3.8)	(4.6)	(11.9)	(14.2)
OPERATING INCOME BEFORE TAX	160.7	150.0	566.5	468.9
OTHER
Net realized exchange gains (losses)	(2.1)	(0.9)	20.6	9.5
Net realized investment losses	(0.8)	(1.9)	(13.1)	(8.0)
INCOME BEFORE TAX	157.8	147.2	574.0	470.4
Income taxes expense	(22.6)	(27.7)	(85.0)	(92.3)
NET INCOME AFTER TAX	135.2	119.5	489.0	378.1
Dividends paid on ordinary shares	(13.3)	(13.3)	(53.0)	(56.2)
Dividend paid on preference shares	(6.9)	(5.2)	(27.7)	(15.6)
Retained income	115.0	101.0	408.3	306.3
Components of net income (after tax)
Operating income	138.0	121.8	478.6	375.3
Net realized exchange gains (losses) (after tax)	(2.1)	(0.9)	20.6	9.5
Net realized investment losses (after tax)	(0.7)	(1.4)	(10.2)	(6.7)
NET INCOME AFTER TAX	135.2	119.5	489.0	378.1

Aspen Insurance Holdings Limited
Summary Consolidated Financial Data
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	Twelve months Ended December 31, 2007	Twelve months Ended December 31, 2006
Basic earnings per ordinary share
Net income adjusted for preference share dividend	1.48	1.22	5.25	3.82
Operating income adjusted for preference dividend	1.52	1.25	5.14	3.79
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	1.44	1.20	5.11	3.75
Operating income adjusted for preference dividend	1.47	1.22	4.99	3.72
Combined ratio	79.4%	76.8%	83.0%	82.4%

Aspen Insurance Holdings Limited
Summary Consolidated Segment Information
($ in millions except ratios)
(Unaudited)

As a result of a shift in the Company’s operating structure and the implementation of a number of strategic initiatives in 2007, Aspen changed the composition of our business segments to reflect the manner in which the business is managed. The new segments are property reinsurance, casualty reinsurance, international insurance, and U.S. insurance. See the earnings supplement for further details.

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	Twelve months Ended December 31, 2007	Twelve months Ended December 31, 2006
Gross written premiums
Property Reinsurance	79.6	58.0	601.5	623.1
Casualty Reinsurance	51.3	49.7	431.5	485.5
International Insurance	149.8	144.8	663.0	683.4
U.S. Insurance	24.3	34.4	122.5	153.5
Total	305.0	286.9	1,818.5	1,945.5
Premiums ceded
Property Reinsurance	8.8	5.3	106.5	146.6
Casualty Reinsurance	(2.0)	(5.0)	6.4	11.5
International Insurance	14.6	(0.3)	72.9	76.2
U.S. Insurance	4.6	8.8	31.3	47.6
Total	26.0	8.8	217.1	281.9
Net written premiums
Property Reinsurance	70.8	52.7	495.0	476.5
Casualty Reinsurance	53.3	54.7	425.1	474.0
International Insurance	135.2	145.1	590.1	607.2
U.S. Insurance	19.7	25.6	91.2	105.9
Total	279.0	278.1	1,601.4	1,663.6
Net earned premiums
Property Reinsurance	132.6	116.7	555.6	495.1
Casualty Reinsurance	119.5	125.1	475.3	489.9
International Insurance	147.7	148.3	597.2	587.6
U.S. Insurance	23.9	25.2	105.5	103.6
Total	423.7	415.3	1,733.6	1,676.2
Underwriting profit
Property Reinsurance	33.4	23.2	152.2	103.1
Casualty Reinsurance	4.7	18.2	25.7	81.3
International Insurance	43.5	55.6	115.4	123.0
U.S. Insurance	5.5	(0.7)	1.8	(11.8)
Total	87.1	96.3	295.1	295.6
Combined ratio
Property Reinsurance	74.8%	80.1%	72.6%	79.2%
Casualty Reinsurance	96.1%	85.5%	94.6%	83.4%
International Insurance	70.5%	62.5%	80.7%	79.1%
U.S. Insurance	77.0%	102.8%	98.3%	111.4%
Total	79.4%	76.8%	83.0%	82.4%

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, the United States, the United Kingdom, and Switzerland. For the twelve months ended December 31, 2007, Aspen reported gross written premiums of $1.8 billion, net income of $489.0 million and total assets of $7.2 billion. For more information about Aspen, please visit www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Aspen’s earnings conference call will contain, written or oral ‘‘forward-looking statements’’ within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as ‘‘expect,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘project,’’ ‘‘anticipate,’’ ‘‘seek,’’ ‘‘will,’’ ‘‘estimate,’’ ‘‘may,’’ ‘‘continue,’’ ‘‘guidance,’’ and similar expressions of a future or forward-looking nature.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the impact of deteriorating credit environment created by the sub-prime crisis; a decline in the value of our investment portfolio or a rating downgrade of the securities in our portfolio; changes in the total industry losses resulting from Hurricanes Katrina, Rita and Wilma and any other events, and the actual number of Aspen’s insureds incurring losses from these events; with respect to events such as Hurricanes Katrina, Rita and Wilma, Aspen’s reliance on loss reports received from cedants and loss adjustors, Aspen’s reliance on industry loss estimates and those generated by modeling techniques, the impact of these events on Aspen’s reinsurers, any changes in Aspen’s reinsurers’ credit quality, the amount and timing of reinsurance recoverables and reimbursements actually received by Aspen from its reinsurers and the overall level of competition and the related demand and supply dynamics as contracts come up for renewal; the impact that our future operating results, capital position and rating agency and other considerations have on the execution of any capital management initiatives; the impact of any capital management activities on our financial condition; the impact of acts of terrorism and related legislation and acts of war; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events than our underwriting, reserving or investment practices have anticipated; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma and any other events such as the U.K. floods; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the effectiveness of Aspen’s loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage, which may affect our decision to purchase such coverage; the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models; loss of key personnel; a decline in our operating subsidiaries’ ratings with Standard & Poor’s, A.M. Best Company or Moody’s Investors Service; changes in general economic conditions including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the number and type of insurance and reinsurance contracts that we wrote at the January 1st and other renewal periods in 2008 and the premium rates available at the time of such renewals within our targeted business lines; increased competition on the basis of pricing, capacity, coverage terms or other factors; decreased demand for Aspen’s insurance or reinsurance products and cyclical downturn of the industry; changes in governmental regulations, interpretations or tax laws in jurisdictions where Aspen conducts business; proposed and future changes to insurance laws and regulations, including with respect to U.S. state- and other government-sponsored reinsurance funds and primary insurers; Aspen or its Bermudian subsidiary becoming subject to income taxes in the United States or the United Kingdom; the effect on insurance markets, business practices and relationships of ongoing litigation, investigations and regulatory activity by the New York State Attorney General’s office and other authorities concerning contingent commission arrangements with brokers and bid solicitation activities. For a more detailed description of these uncertainties and other factors, please see the ‘‘Risk Factors’’ section in Aspen’s Annual Reports on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 22, 2007. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

In presenting Aspen’s results, management has included and discussed certain ‘‘non-GAAP financial measures’’, as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.

(1)    Annualized Operating Return on Average Equity (‘‘Operating ROAE’’) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.

Aspen presents Operating ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 25 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 18 for a reconciliation of average equity.

(2)    Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.

Aspen excludes after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 25 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.

(3)    Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 25 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.

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